CAMPBELL ALTERNATIVE ASSET TRUST
                            MONTHLY REPORT - May 2007
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (23,279.213 units) at April 30, 2007             $  40,698,605
Additions of 69.857 units on May 31, 2007                              129,231
Redemptions of (250.593) units on May 31, 2007                        (463,577)
Offering Costs                                                         (32,400)
Net Income - May 2007                                                2,398,488
                                                                 -------------

Net Asset Value (23,098.477 units) at May 31, 2007               $  42,730,347
                                                                 =============

Net Asset Value per Unit at May 31, 2007                         $    1,849.92
                                                                 =============



                           STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   1,218,547
    Change in unrealized                                             1,587,848

  Gains (losses) on forward and options on forward contracts:
    Realized                                                            27,716
    Change in unrealized                                              (485,201)
  Interest income                                                      174,434
                                                                 -------------

                                                                     2,523,344
                                                                 -------------

Expenses:
  Brokerage fee                                                        113,934
  Performance fee                                                            0
  Operating expenses                                                    10,922
                                                                 -------------

                                                                       124,856
                                                                 -------------

Net Income (Loss) - May 2007                                     $   2,398,488
                                                                 =============

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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on May 31, 2007                         $    1,849.92

Net Asset Value per Unit on April 30, 2007                       $    1,748.28

Unit Value Monthly Gain (Loss) %                                          5.81%

Fund 2007 calendar YTD Gain (Loss) %                                      1.89%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

M&A volume drives Fixed Income & Equity Markets ...

Gains from Fixed Income drove performance for the month. Global fixed income prices, led by Europe, continued to fall on above average economic growth and a hawkish ECB. Prices broke out of their April trading range sending yields to test 2007 highs, allowing Campbell to gain on both the long and short end of the yield curve.

Trading in Equity Indices also contributed to strong gains with the steady wind of mergers and acquisitions squarely at their backs. In the US, the Dow and the S&P reached all-time highs, while Europe and Asia finished strongly positive as well.

Profits in Fixed Income and Equity futures trading were dampened somewhat by losses in the currency sector. After three months of sustained weakness, the broad trade-weighted dollar index rallied approximately 1.5%. In addition, the Canadian Dollar reached highs not seen since the 70's on renewed economic and inflationary strength. Campbell suffered losses mainly in outright exposures. Commodity trading was only slightly negative, with energy trading gains mitigating some losses in metals.

As always, we remain committed to a disciplined, systematic approach to managing your investment. Please do not hesitate to contact me if you have any questions.

Sincerely,

Terri Becks
President & CEO